EXHIBIT  10.3

                              CONSULTING AGREEMENT
                              --------------------

This Consulting Agreement (the "Agreement") dated for reference as of the first day of February, 2002 confirms the arrangements, terms and conditions pursuant to which Lucky Shine Enterprises Ltd. (the "Consultant") has been retained to serve as a consultant and advisor to CyPost Corporation, a Delaware Corporation (the "Company"), on a non-exclusive basis for the term set forth in Section 2 below. The undersigned hereby agrees to the following terms and conditions:

1.   Duties of Consultant

(a) Marketing. Consultant will, when appropriate, assist the Company for both domestic and international areas with respect to corporate turnaround and entrepreneurial environments, business restructuring and execution, strategic sales pursuits, successful negotiation of domestic and international sales and business agreements, with resulting increases in market share, total revenues and profit.

(b) Hong Kong Liaison. Consultant will, when appropriate, arrange meetings between representatives of the Company and at such time and place and in such manner (whether by conference, telephone, letter or otherwise) as Consultant may determine.

(c) By executing this Agreement, Company acknowledges that the services to be rendered are not in connection with a capital raising transaction and do not directly or indirectly promote or maintain a market for the securities of Company.


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2.   Term. This Agreement shall continue for a period of Ninety (90) days from the date hereof (the "Term").

3. Compensation. For the services and duties to be rendered and performed by the Consultant during the Engagement Period and in consideration of the Consultant having entered into this Agreement, the Company agrees as follows:

     (i) To issue to the Consultant 500,000 shares of common S-8 stock of the Company upon execution of this Agreement.

4. Relationship. Nothing herein shall constitute Consultant as an employee or agent of the Company, except to such extent as might hereinafter be agreed upon for a particular purpose. Except as might hereinafter be expressly agreed, Consultant shall not have the authority to obligate or commit the Company in any manner whatsoever.

5. Confidentiality. Except in the course of the performance of its duties hereunder, Consultant agrees that it shall not disclose any trade secrets, know-how, or other proprietary information not in the public domain learned as a result of this Agreement unless and until such information becomes generally known.

6. Assignment and Termination. This Agreement shall not be assignable by any party except to successors to all or substantially all of the business of either party for any reason whatsoever without the prior written consent of the other party, which consent may be arbitrarily withheld by the party whose consent is required.

This Agreement is acknowledged and agreed to by the parties below on the date first written above.

LUCKY  SHINE  ENTERPRISES  LTD.               CYPOST  CORPORATION



Mandy  Lau                                    Javan  Khazali


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                                DAVID W. Y. CHO
                 Unit 3203 32/F Office Tower, Convention Plaza,
                            1 Harbour Road, Wanchui,
                                    Hong Kong
           Tel: 2582 9189    Direct Line: 2818 7178     Fax: 2802 2683


1  February  2002


Cypost  Corporation
900, 1281 West Georgia St.
Vancouver, B.C.,
J6E  3J7
Canada


Dear  Sir,


Re:  Asia  Service  Contract
----------------------------

I, David Cho, were assigned the above contract from Lucky Shine Enterprise, Ltd to service your firm in Asia, and I would perform all services for Cypost as referred therein.

Thank  you  for  your  kind  attention.

Yours  truly,


/s/ David W. Y. Cho
------------------------------
David W. Y. Cho


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